4Q 2008 EARNINGS
For Immediate Release

Contact: Nancy Beaton
913-754-7054
nbeaton@nicusa.com

NIC Grows Portal Revenue 14 Percent in the Fourth Quarter and Declares a Special Cash Dividend of $0.30 Per Share

OLATHE, Kan. – February 4, 2009 – NIC Inc. (NASDAQ: EGOV) today announced net income of $2.7 million and earnings per share of four cents on total revenues of $25.3 million for the three months ended December 31, 2008. Operating income was $4.1 million for the quarter, up 32 percent over the prior year quarter. In fourth quarter 2007, the Company reported net income of $2.7 million and earnings per share of four cents on total revenues of $22.1 million.

On February 3, 2009, the NIC Board of Directors also declared a special cash dividend of $0.30 per share payable on February 27, 2009, to shareholders of record on February 17, 2009. The dividend payout will total approximately $19.2 million based on the current number of shares outstanding.

“NIC’s business remains strong with continued growth in our core eGovernment portal business,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “The strength of our business and continued confidence in future opportunities enables us to return capital to shareholders for the third year in a row in the form of a special cash dividend.”

The dividend may result in a partial return of capital to shareholders, with the balance being taxable to shareholders as a qualified dividend. The exact amount of the return of capital, if any, is dependent on the earnings of the Company computed on a tax basis through the end of its 2009 fiscal year. Once a final determination is made, the Company will make the appropriate notification to shareholders after the close of the year. Shareholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

Fourth Quarter 2008 Performance

Quarterly portal revenues were $24.2 million, up 14 percent over fourth quarter 2007. On a same-state basis, portal revenues grew 11 percent in the fourth quarter. NIC's same-state transaction-based revenues from non-driver record exchange (non-DMV) services rose 28 percent over fourth quarter 2007 through continued strong performance from several key applications, including payment processing, tax filings, professional licensing, motor vehicle registrations, and hunting & fishing licensing. On a same state basis, total DMV revenues declined two percent in the fourth quarter.

In the fourth quarter, NIC's portals launched 65 new non-DMV revenue-generating services and another 200 applications are in the development pipeline. NIC portals launched a total of 392 new non-DMV revenue-generating applications in 2008, up from 368 in 2007.

“We do not take lightly the impact the tough economy is having on our current state partners, potential new state partners, and the businesses and citizens they serve,” continued Herington. “That is why we continue to work every day to expand the online services states can offer through a model that does not tax state agency budgets and provides the businesses and citizens the benefit of a more efficient way to interact with state government.”

Selling and administrative expenses were $5.2 million in the current quarter, down from $5.8 million in the fourth quarter of 2007. As a percentage of portal revenue, selling and administrative expenses were 22 percent in the current quarter compared to 27 percent in the fourth quarter of 2007.

Interest income for the quarter was $0.1 million, down from $0.5 million in the fourth quarter of 2007, reflecting lower short-term interest rates on the Company’s cash reserves and funds invested in U.S. Government agencies and direct obligations of the U.S. Treasury.

NIC ended the year with approximately $60.4 million in cash and investments. On February 20, 2008, NIC used $15.7 million of its short-term investments and cash reserves to pay a $0.25 per share special cash dividend to shareholders.

NIC is also pleased to announce that during the fourth quarter a portal management contract was renewed for one year by Alabama (http://www.alabama.gov).

Full-Year 2008 Performance

Top and bottom line results for the year were in line with the high end of the Company’s financial guidance range provided in February 2008. For fiscal year 2008, total revenues rose 17 percent to $100.6 million and portal revenues grew 17 percent to $96.8 million. On a same state basis, portal revenues were 11 percent higher than in 2007, with non-DMV transaction revenues growing 25 percent and DMV revenues growing one percent. Selling and administrative expenses as a percentage of portal revenue were 23 percent, down from 26 percent in 2007. Operating income increased 15 percent to $18.6 million for the year. Interest income was $0.7 million compared to $1.7 million in 2007. The Company earned 19 cents per share in 2008, unchanged from 2007.

Results for 2008 include an income tax expense reduction of $0.4 million (one cent per share) which primarily reflects changes in the Company's uncertain tax positions. Results for 2007 include a gain of $0.5 million (one cent per share) from the sale of a minority investment. NIC also reduced its income tax expense by $0.4 million (one cent per share) during 2007 to reflect changes in the Company’s uncertain tax positions.

Full-Year 2009 Outlook

For full-year 2009, NIC expects total revenues of $109.7 - $112.9 million, with portal revenues ranging from $106 - $109 million and software & services revenues of $3.7 - $3.9 million. The Company also expects operating income to range from $19.1 - $21.1 million and net income of $11.4 – $12.7 million.

“While our financial guidance has been tempered by the current macroeconomic-related DMV softness we expect will continue into 2009, we believe that NIC will continue to perform well with organic revenue growth mirroring our historical rates,” said Steve Kovzan, Chief Financial Officer of NIC. “Portal margins should remain in the mid 40-percent range with selling and administrative expenses between 22 and 23 percent of portal revenue, which reflects only modest corporate overhead growth.”

The Company's projections do not include any new or unsigned portal contracts.

Fourth Quarter Earnings Call and Webcast Details

To sign in and listen:  The Webcast system is available at http://www.nicusa.com/investor.

A replay of the Webcast will be available until 11:00 p.m. (EDT) on May 7, 2009, by visiting http://www.nicusa.com/investor. The conference call replay will also be available via Podcast download by visiting http://www.nicusa.com/investor.

An audio replay of NIC’s fourth quarter earnings call will be available until 11:00 p.m. (EDT) on February 11 by dialing 1-800-405-2236 and using passcode 11125518. International callers may dial 303-590-3000 and use the aforementioned passcode to access the audio playback.

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for 2,900 federal, state, and local agencies that serve more than 70 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions (including the recent worsening in such conditions) and the other important cautionary statements and risk factors described in NIC's 2007 Annual Report on Form 10-K filed on March 17, 2008, with the Securities and Exchange Commission (“SEC”) and Quarterly Report on form 10-Q filed on November 6, 2008, with the SEC. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.

FINANCIAL SUMMARY

(UNAUDITED)

Thousands except per share amounts

	Three months ended
	December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Portal revenues	$24,231	$21,275	$96,795	$82,452
Software & services revenues	1,022	812	3,780	3,303
Total revenues	25,253	22,087	100,575	85,755
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	14,278	11,931	53,492	43,649
Cost of software & services revenues, exclusive of depreciation & amortization	642	441	2,323	1,883
Selling & administrative	5,213	5,822	22,518	21,594
Depreciation & amortization	985	758	3,633	2,502
Total operating expenses	21,118	18,952	81,966	69,628
Operating income	4,135	3,135	18,609	16,127
Other income (expense):
Interest income	112	483	695	1,741
Gain on affiliate investments	—	—	—	508
Other expense, net	(25)	(18)	(49)	(16)
Total other income	87	465	646	2,233
Income before income taxes	4,222	3,600	19,255	18,360
Income tax provision	1,529	933	7,334	6,405
Net income	$2,693	$2,667	$11,921	$11,955

Basic net income per share	$0.04	$0.04	$0.19	$0.19
Diluted net income per share	$0.04	$0.04	$0.19	$0.19

Weighted average shares outstanding
Basic	62,774	62,016	62,531	61,837
Diluted	62,799	62,646	62,842	62,525

Key Financial Metrics:
Revenue growth - outsourced portals	14%	18%	17%	18%
Same state revenue growth - outsourced portals	11%	12%	11%	15%
Recurring portal revenue percentage	92%	94%	92%	94%
Gross profit % - outsourced portals	41%	44%	45%	47%
Selling & administrative as a % of portal revenue	22%	27%	23%	26%
Operating income margin as a % of portal revenue	17%	15%	19%	20%

Portal Revenue Analysis:
DMV transaction-based	$10,648	$10,481	$46,342	$44,387
Non-DMV transaction-based	9,422	7,572	34,600	27,981
Portal software & services	2,057	1,234	7,511	4,795
Portal management	2,104	1,988	8,342	5,289
Total portal revenues	$24,231	$21,275	$96,795	$82,452

NIC INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

Thousands

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$60,373	$38,236
Short-term investments	—	17,600
Trade accounts receivable	37,497	28,149
Unbilled revenues	359	720
Deferred income taxes, net	4,293	6,746
Prepaid expenses & other current assets	2,273	2,143
Total current assets	104,795	93,594

Property and equipment, net	6,641	6,110
Deferred income taxes, net	6,727	10,809
Other assets	1,249	863
Total assets	$119,412	$111,376

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,792	$36,498
Accrued expenses	8,407	6,848
Application development contracts	202	353
Other current liabilities	898	99
Total current liabilities	51,299	43,798

Other long-term liabilities	894	714
Total liabilities	52,193	44,512

Commitments and contingencies	—	—

Shareholders' equity:
Common stock, no par, 200,000 shares authorized
62,779 and 62,031 shares issued and outstanding	—	—
Additional paid-in capital	154,200	165,934
Accumulated deficit	(86,981)	(98,902)
	67,219	67,032
Less treasury stock	—	(168)
Total shareholders' equity	67,219	66,864
Total liabilities and shareholders' equity	$119,412	$111,376

NIC INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

Thousands

			Additional
	Common Stock		Paid-In	Accumulated	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total
Balance, January 1, 2008	62,031	$—	$165,934	$(98,902)	$(168)	$66,864
Net income	—	—	—	11,921	—	11,921
Cash dividends on common stock	—	—	(15,709)	—	—	(15,709)
Retirement of treasury stock	—	—	(168)	—	168	—
Shares surrendered upon vesting of
restricted stock to satisfy tax withholdings	(64)	—	(469)	—	—	(469)
Stock options exercises and restricted
stock vestings	750	—	1,862	—	—	1,862
Stock-based compensation	—	—	2,470	—	—	2,470
Issuance of common stock under
employee stock purchase plan	62	—	280	—	—	280
Balance, December 31, 2008	62,779	$—	$154,200	$(86,981)	$—	$67,219

NIC INC.

CASH FLOW SUMMARY

(UNAUDITED)

Thousands

	Three-months Ended
	December 31,		Year Ended December 31,
	2008	2007	2008	2007

Cash flows from operating activities:
Net income	$2,693	$2,667	$11,921	$11,955
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation & amortization	985	758	3,633	2,502
Stock-based compensation expense	641	417	2,470	1,677
Application development contracts	(44)	(39)	(151)	(160)
Deferred income taxes	1,203	1,027	6,535	6,220
(Gain) on affiliate investments	—	—	—	(508)
Impairment loss on property and equipment	—	—	—	164
Loss on disposal of property and equipment	25	16	49	16
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(4,216)	2,724	(9,348)	580
(Increase) decrease in unbilled revenues	(11)	(375)	361	349
(Increase) decrease in prepaid expenses & other current assets	16	(221)	(130)	(498)
(Increase) in other assets	(2)	(12)	(11)	(10)
Increase (decrease) in accounts payable	(2,344)	(165)	5,294	2,296
Increase (decrease) in accrued expenses	161	(886)	1,090	594
Increase (decrease) in other current liabilities	(119)	(91)	799	(156)
Increase (decrease) in other long-term liabilities	(142)	(17)	180	(406)
Net cash provided by (used in) operating activities	(1,154)	5,803	22,692	24,615
Cash flows from investing activities:
Purchases of property and equipment	(823)	(2,258)	(3,942)	(4,876)
Proceeds from sale of property and equipment	32	14	32	14
Capitalized internal use software development costs	(117)	(210)	(678)	(568)
Purchases of investments	—	(6,000)	(1,000)	(18,000)
Sales and maturities of investments	6,925	400	18,600	45,408
Proceeds from sale of affiliate	—	—	—	508
Net cash provided by (used in) investing activities	6,017	(8,054)	13,012	22,486
Cash flows from financing activities:
Cash dividends on common stock	—	—	(15,709)	(46,730)
Proceeds from employee common stock purchases	—	—	280	239
Proceeds from exercise of employee stock options	—	75	1,862	881
Net cash provided by (used in) financing activities	—	75	(13,567)	(45,610)
Net increase (decrease) in cash and cash equivalents	4,863	(2,176)	22,137	1,491
Cash and cash equivalents, beginning of period	55,510	40,412	38,236	36,745
Cash and cash equivalents, end of period	$60,373	$38,236	$60,373	$38,236
Other cash flow information:
Income taxes paid	$506	$36	$1,083	$777